SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No.4)


                               Simtek Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    829204106
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                                 (CUSIP Number)

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CUSIP No. 829204106                   13G                      Page 2 of 5 Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Renaissance US Growth and Income Trust PLC                           None

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           4,205,128
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         4,205,128
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,205,128

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.33%

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12.  TYPE OF REPORTING PERSON*

     IV

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 829204106                   13G                      Page 3 of 5 Pages



Item 1(a).  Name of Issuer:

            Simtek Corporation                                       ("Company")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4250 Buckingham Drive, #100
            Colorado Springs, CO  80907

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Renaissance US Growth and Income Fund III, Inc.            ("Filer")

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            8080 N. Central Expressway, Suite 210, LB-59
            Dallas, TX  75206

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            United Kingdom

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            None

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No. 829204106                   13G                      Page 4 of 5 Pages


Item 4.  Ownership.

     (a)  Amount beneficially owned:

               At June 1, 2002, the Filer owned 1,000,000 shares of the Company's common stock. On June 28, 2002, the Filer purchased a $1,000,000 7.5% Convertible Debenture. The debentures are convertible at any time at a rate of $0.312 per share. Therefore, at June 30, 2002, the Filer owns 4,205,128 shares of the Company's common stock on a fully converted basis, using SEC rules and based on the 54,160,273 shares of the Company's stock outstanding on May 9, 2002, as reported in their most recent Form 10-Q.

               The Investment Manager is Renaissance Capital Group, Inc., which is also Investment Adviser for Renaissance Capital Growth and Income Fund III, Inc., and BFS US Special Opportunities Trust PLC, both of which also own securities of Simtek Corporation.

          ----------------------------------------------------------------------

     (b)  Percent of class:

          7.33%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                4,205,128

          (ii)  Shared power to vote or to direct the vote

                None

          (iii) Sole power to dispose or to direct the disposition of

                4,205,128

          (iv)  Shared power to dispose or to direct the disposition of

                None

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 829204106                   13G                      Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    July 10, 2002
                                                        (Date)



                                                /S/ Russell Cleveland
                                                      (Signature)



                                                    Russell Cleveland
                                                    President and CEO
                                                      (Name/Title)